As filed with the Securities and Exchange Commission on December 1, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vestis Corporation

(Exact name of registrant as specified in its charter)

Delaware	92-2573927
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Colonial Center Parkway Roswell, Georgia	30076
(Address of principal executive offices)	(Zip Code)

Vestis Corporation Deferred Compensation Plan

(Full title of the plan)

Timothy Donovan

500 Colonial Center Parkway, Suite 140

Roswell, Georgia 30076

(Name and address of agent for service)

(470) 226-3655

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

Vestis Corporation, a Delaware corporation (the “Company”), is filing this Registration Statement on Form S-8 to register the offer and sale of $10,000,000 of unsecured obligations (the “Obligations”) to pay deferred compensation pursuant to the Vestis Corporation Deferred Compensation Plan (the “Plan”.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are omitted from this Registration Statement in accordance with Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to the Secretary of the Company at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated herein by reference:

1.

The Company’s effective Registration Statement on Form 10 (File No. 001-41783) initially filed with the Commission on August 15, 2023, as amended by Amendment No. 1 as filed with the Commission on September 6, 2023 (as so amended, the “Form 10”);

2.	The Company’s Current Reports on Form 8-K filed on September 26, 2023, October 2, 2023 and December 1, 2023; and

3.

The description of the Company’s common stock included in the section titled “Description of NewCo Capital Stock” in the Company’s Information Statement filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any corresponding exhibits), and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

This Registration Statement registers Obligations of the Company to pay deferred compensation in the future under the Plan. Directors and certain designated employees (“Executives”) are eligible to participate in the Plan. The amount of compensation to be deferred by each participant will be based on elections by the participant in accordance with the terms of the Plan.

Directors that are participants in the Plan may elect in advance to defer up to 100 percent of their annual retainer, chair fees, and up to 100 percent of annual equity compensation payable to the director pursuant to a restricted stock unit awards or similar award under the Company’s 2023 Long-Term Incentive Plan (“LTIP”).

Executives may elect in advance to defer up to 100 percent of their base salaries, up to 100 percent of their annual incentives, and up to 100 percent of their equity compensation attributable to performance stock unit and restricted stock unit awards or similar awards under the LTIP.

All amounts deferred under the Plan have been or will be credited to either a “equity account,” which is denominated in shares of Company common stock, or a “deferral account,” which is denominated in US dollars. Under the Plan, deferrals of compensation payable in cash are credited to deferral accounts and deferrals of equity-based awards are credited to equity accounts. Transfers from a deferral account to an equity account are not permitted. Amounts credited to an equity account are subject to the same vesting conditions as would have applied had the stock-based award not been deferred.

Deferral accounts under the Plan are credited no less frequently than quarterly with earnings at a rate equal to Moddy’s Corporate Baa Bond Index rate as of the month of October for the year preceding the year to which the rate applies. The Obligations with respect to a participant’s deferral account will be settled in cash. Equity accounts are credited with additional stock units in the event that dividends are paid with respect to shares of the Company’s common stock (which additional stock units will be subject to the same vesting provisions that apply to the stock-based award to which they relate). Amounts credited to equity accounts are settled in shares of the Company’s common stock (with cash being issued for any fractional share).

The Company pays Plan benefits equal to the amounts credited to participant’s accounts. Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections.

The right of each participant to receive payments or distributions under the Plan is that of a general, unsecured creditor of the Company. A participant’s interest under the Plan may not be sold, assigned, transferred, pledged or otherwise encumbered. A participant may designate in accordance with the terms of the Plan one or more beneficiaries to receive benefits under the Plan upon the participant’s death.

The Company may, at any time, amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a participant’s account balance in existence at the time the amendment or modification is made, calculated as if the participant had experienced a termination of service as of the effective date of the amendment or modification.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for breach of fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), (iv) for any transaction from which a director derived an improper personal benefit, or (v) for any officer in an action by or in the right of the corporation.

The Company’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director or officer shall be personally liable to the Company for monetary damages for breach of fiduciary duty as a director or officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if the person acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The amended and restated bylaws of the Company provide that the Company must indemnify our directors and officers to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment). The Company will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or directors or otherwise.

The Company will enter into indemnification agreements with each of the Company’s directors and executive officers pursuant to which the Company will agree to maintain directors and officers liability insurance (subject to limited exceptions), to hold harmless, indemnify and defend the individual to the fullest extent authorized or permitted by applicable law (subject to limited exceptions) and to provide advancement of expenses. The agreements also establish certain procedures regarding the defense of claims and for determination of entitlement to indemnification.

We maintain insurance to protect ourselves and our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify him or her against such expense, liability or loss under the DGCL.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Document

3.1	Amended and Restated Certificate of Incorporation of Vestis Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 2, 2023; File No. 001-41783).

3.2	Amended and Restated Bylaws of Vestis Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 2, 2023; File No. 001-41783).

5.1*	Opinion of Mayer Brown LLP.

10.1	Vestis Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 1, 2023; File No. 001-41783).

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3*	Consent of RSM US LLP, independent registered public accounting firm.

23.4*	Consent of Mayer Brown LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on signature pages of this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Vestis Corporation. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on December 1, 2023.

VESTIS CORPORATION

By:	/s/ Rick Dillon
Name: Rick Dillon
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Kim Scott and Rick Dillion, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on December 1, 2023, by the following persons in the capacities indicated.

Signature	Title

/s/ Kim Scott	President and Chief Executive Officer (Principal Executive Officer)
Kim Scott

/s/ Rick Dillon	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Rick Dillon

/s/ Bryan Johnson	Chief Accounting Officer (Principal Accounting Officer)
Bryan Johnson

/s/ Phillip Holloman	Director, Chairman
Phillip Holloman

/s/ Doug Pertz	Director, Vice Chairman
Doug Pertz

/s/ Richard Burke	Director
Richard Burke

/s/ Tracy Jokinen	Director
Tracy Jokinen

/s/ Lynn B. McKee	Director
Lynn B. McKee

/s/ Mary Anne Whitney	Director
Mary Anne Whitney

/s/ Ena Williams	Director
Ena Williams